Exhibit 99.1

Citizens Financial Group, Inc. Reports First Quarter Net Income of

$439 million and EPS of $0.92

Underlying net income of $443 million up 14% and EPS of $0.93 up 19%

year over year*

ROTCE of 13.0%; Underlying ROTCE of 13.1%, up 1.4% year over year*

5.0% Underlying positive operating leverage year over year, before the impact of Acquisitions*

PROVIDENCE, RI (April 18, 2019) Citizens Financial Group, Inc. (NYSE: CFG or “Citizens”) today reported first quarter net income of $439 million, up 13% from $388 million in first quarter 2018, and earnings per share of $0.92, up 18% from $0.78 per share in first quarter 2018. First quarter 2019 results reflect a net $4 million after-tax reduction, or $(0.01) per share, from notable items compared with none in first quarter 2018 and a net $9 million after-tax reduction, or $(0.02) per share, in fourth quarter 2018. First quarter 2019 Return on Average Tangible Common Equity* (“ROTCE”) of 13.0% increased 1.3% from 11.7% in first quarter 2018.

On an Underlying basis, which excludes notable items,* first quarter 2019 net income available to common stockholders of $428 million, or $0.93 per share, increased 12% and 19%, respectively, from first quarter 2018 and decreased 7% and 5%, respectively, from fourth quarter 2018. Underlying first quarter 2019 ROTCE* of 13.1% compares with 11.7% in first quarter 2018 and 14.1% in fourth quarter 2018.

“We are pleased to start 2019 with a solid first quarter result as we continue to execute well on our strategic initiatives,” said Chairman and Chief Executive Officer Bruce Van Saun. “We continue to make significant investments to broaden our capabilities and strengthen our franchise. During the quarter we closed on the acquisitions of wealth management and M&A advisory firms, we began the rollout of our new cash management platform, and we launched four more Fintech partnerships. We continue to balance well our need to deliver improving near-term results with the imperative of adhering to a thoughtful long-term strategy.”

Citizens also announced today that its board of directors declared a second quarter 2019 common stock dividend of $0.32 per share. The dividend is payable on May 15, 2019 to shareholders of record at the close of business on May 1, 2019. The quarterly dividend is now 45% higher than the year-ago quarter.

First quarter 2019 vs. first quarter 2018

Key highlights

•

First quarter results reflect an 11% increase in net income available to common stockholders. Underlying net income available to common stockholders* increased 12%, led by revenue growth of 9%, with a 6% increase in net interest income and a 15% increase in noninterest income.

*

Please see important information on Key Performance Metrics and Non-GAAP Financial Measures, as applicable, at the end of this release for an explanation of our use of these metrics and non-GAAP financial measures and their reconciliation to GAAP financial measures. Where there is a reference to “Underlying” results in a paragraph, all measures that follow these references are on the same basis, when applicable. References to “Underlying results before the impact of Acquisitions” exclude the impact of the acquisitions that occurred after second quarter 2018 and notable items, as applicable. Additional information regarding the impact of Acquisitions and notable items may be found in the Notable Items portion of this release. Throughout this release, references to loan growth are on an average basis and exclude loans held for sale unless otherwise noted. References to net interest margin are on a fully taxable equivalent (“FTE”) basis and all references to earnings per share represent fully diluted per common share. References to consolidated and/or commercial loans and loan growth include leases. Loans held for sale are also referred to as LHFS. Current reporting-period regulatory capital ratios are preliminary. Select totals may not sum due to rounding.

Citizens Financial Group, Inc.

•

Delivered operating leverage of 2.6%, an efficiency ratio of 59.0% and ROTCE of 13.0%, with Underlying ROTCE of 13.1%.* Before the impact of notable items and Acquisitions,* operating leverage of 5.0 % reflects continued strong focus on top-line growth and expense management, while the Underlying efficiency ratio improved by 1.8% to 58.7%.*

•	Drove improvement in loan-to-deposit ratio with a period-end ratio of 94.9%, which improved 1.4% from prior year quarter.

•	Generated record results in both capital markets and foreign exchange and interest rate products revenues, up 38% and 33%, respectively.

•	Tangible book value per common share of $29.60 increased by 9%. Fully diluted average common shares outstanding decreased by 26.7 million shares.

Results

•	Total revenue increased $126 million, or 9%. Total revenue, before the impact of notable items and Acquisitions,* increased $98 million, or 7%.

•	Net interest income increased 6% with loan growth of 6% and a 4 basis point improvement in net interest margin.

•

Net interest margin of 3.25% reflects improved loan yields given continued focus on balance sheet optimization and the benefit of higher short-term rates, partially offset by an increase in funding costs and the impact of lower long-term rates.

•

Noninterest income of $428 million increased $57 million, or 15%, reflecting underlying momentum and the impact of Acquisitions. Before the impact of Acquisitions,* noninterest income increased 8% driven by strength in capital markets fees, foreign exchange and interest rate products, other income and letter of credit and loan fees.

•

Noninterest expense increased 6% from first quarter 2018 driven by the impact of Acquisitions and notable items. Before the impact of Acquisitions and notable items,* noninterest expense increased 2%, reflecting higher salaries and employee benefits which included an increase in revenue-driven incentives and the impact of our strategic growth initiatives, as well as an increase in equipment and software expense. These increases were partially offset by lower other operating expense, largely tied to lower FDIC insurance.

•

Provision for credit losses increased $7 million, reflecting expected increases in commercial from a net recovery position in first quarter 2018, expected seasoning in retail unsecured and the impact of loan growth.

•	ROTCE of 13.0% compares with 11.7% for first quarter 2018. Underlying ROTCE of 13.1% improved by 1.4% from 11.7%.*

Balance Sheet

•	Average interest-earning assets increased $6.8 billion, or 5%, driven by loan growth of 6%, with a 2% increase in retail and a 10% increase in commercial.

•

Average deposits increased $7.0 billion, or 6%, on strength in term, savings and checking with interest, partially offset by a reduction in money market accounts. Average demand deposits were relatively stable.

•	Nonperforming loans and leases (“NPLs”) to loans and leases ratio of 0.66% improved from 0.78%, reflecting a decrease in retail and commercial.

•	Allowance coverage of NPLs of 160% improved from 144%.

Citizens Financial Group, Inc.

•

Net charge-offs of 31 basis points of loans increased five basis points from first quarter 2018 levels, as improvement in retail partially offset an increase in commercial, which reflected the impact of a commercial real estate credit and a reduction in commercial recoveries.

•	Average loan-to-deposit ratio improved to 97.7% from 98.0% in first quarter 2018; Period-end loan-to-deposit ratio improved to 94.9% from 96.3% in first quarter 2018.

•	Capital remains strong, with a preliminary common equity tier 1 (“CET1”) risk-based capital ratio of 10.5%.

•	Repurchased 5.8 million shares of common stock at a weighted average price of $34.34 in the quarter, and including common dividends, returned $349 million in capital to shareholders.

Year-over-year update on plan execution

Consumer Banking

•

Continued balance sheet momentum, with 3% average loan growth, highlighted by an improvement in mix toward more attractive risk-adjusted return categories as well as 9% average deposit growth, including 7% growth in demand deposits.

•	Citizens Access®, our digital platform, attracted $4.6 billion in deposits through first quarter 2019; 96% of the balances are new to Citizens.

•	Wealth management business continues to add capabilities highlighted by the acquisition of Clarfeld Financial Advisors, LLC which closed in January 2019.

•	Further progress on integration of Franklin American Mortgage Company (“FAMC”), while overall conforming mortgage origination mix improved to 81% in first quarter 2019.

Commercial Banking

•	Strong balance sheet performance with average commercial loan growth of 10%, driven by geographic, product and client-focused expansion strategies as well as strength in commercial real estate.

•

Continue to benefit from investments in broadening and enhancing our capabilities, highlighted by record capital markets and record foreign exchange and interest rate products revenues, which were up 38% and 33% respectively. Capital Markets revenues showed strength in loan syndications, merger and acquisitions and bond underwriting fees.

•

Further strengthened advisory capabilities with the acquisition of Bowstring Advisors, an Atlanta-based merger and acquisition advisory firm that delivers a range of financial services to commercial and industrial clients nationwide.

Efficiency and balance sheet optimization initiatives

•	Continued good progress on Tapping Our Potential (“TOP”) V efficiency Program, which is now expected to deliver pre-tax annualized benefit of approximately $95-$105 million by end of 2019.

•

Balance Sheet Optimization initiatives to grow more attractive risk-adjusted return portfolios and optimize deposit mix continue to deliver benefits, largely offset by the impact of DDA migration and other deposit mix items.

Citizens Financial Group, Inc.

First quarter 2019    vs. fourth quarter 2018

Key highlights

•

First quarter highlights include ROTCE of 13.0%, and Underlying ROTCE* of 13.1% which decreased from 14.1% in fourth quarter 2018, primarily due to seasonally lower net income. Underlying results* reflect relatively stable revenue, despite the impact of seasonality.

•

First quarter 2019 results reflect a net $4 million after-tax reduction, or ($0.01) per fully diluted share, from notable items compared with a net $9 million after-tax reduction, or ($0.02) per share, in fourth quarter 2018.

•

Results reflect an efficiency ratio of 59.0%, which includes the impact of $5 million of notable expense items. On an Underlying basis,* the efficiency ratio was 58.7% given the impact of seasonally lower revenues and higher salaries and employee benefits expense.

•	Provision expense of $85 million remained stable, reflecting the impact of continued growth in higher quality retail loans and a broadly stable risk profile in commercial portfolios.

•	Tangible book value per common share of $29.60 increased by 3%. Fully diluted average common shares outstanding decreased by 6.6 million shares.

Results

•	Total revenue of $1.6 billion was relatively stable, despite the impact of seasonal headwinds.

•	Net interest income of $1.2 billion decreased $12 million, as the benefit of 1.5% average loan growth was more than offset by a $20 million decrease tied to day count.

•

Net interest margin of 3.25% was relatively stable, as improved yields on interest-earning assets tied to higher short-term interest rates and the benefit of day count were offset by an increase in funding costs, as well as the impact of lower long-term rates on the securities portfolio.

•

Noninterest income of $428 million increased $7 million, or 2%. Before the impact of notable items and Acquisitions,* noninterest income increased $9 million, as increases in capital markets fees, other income, foreign exchange and interest rate products and mortgage were partially offset by seasonally lower service charges and fees, card fees and a reduction in trust and investment services fees.

•

Noninterest expense of $937 million decreased $14 million, or 1%, as seasonally higher salaries and employee benefits were offset by a $40 million decrease in notable items. Before notable items and Acquisitions,* noninterest expense of $899 million increased by $28 million, largely reflecting seasonally higher salaries and employee benefits tied to payroll taxes and 401(k) matching costs.

•	Provision for credit losses of $85 million was stable, with other credit metrics continuing to reflect strong credit quality.

Balance sheet

•	Average interest-earning assets increased $1.7 billion, reflecting a $1.8 billion, or 1.5%, increase in loans, with strength in commercial, mortgage and education.

•	Average deposits increased $2.6 billion, or 2%, as growth in term, savings and checking with interest was partially offset by reductions in demand deposits and money market accounts.

•	NPLs to loans and leases ratio of 0.66% improved from 0.68%. Allowance coverage of NPLs improved to 160% from 156%.

•	Net charge-offs of 31 basis points remained broadly stable with fourth quarter levels as improvement in retail partially offset an increase in commercial from relatively low fourth quarter levels.

•	Average loan-to-deposit ratio improved to 97.7% from 98.4% in fourth quarter 2018; period-end loan-to-deposit ratio improved to 94.9% from 97.6% in fourth quarter 2018.

Citizens Financial Group, Inc.

	Quarterly Trends
Earnings highlights:				1Q19 change from
($s in millions, except per share data)	1Q19	4Q18	1Q18	4Q18			1Q18
Earnings				$/bps		%	$/bps		%
Net interest income	$1,160	$1,172	$1,091	$(12)		(1)%	$69		6%
Noninterest income	428	421	371	7		2	57		15
Total revenue	1,588	1,593	1,462	(5)		—	126		9
Noninterest expense	937	951	883	(14)		(1)	54		6
Pre-provision profit	651	642	579	9		1	72		12
Provision for credit losses	85	85	78	—		—	7		9

Net income	439	465	388	(26)		(6)	51		13
Preferred dividends	15	15	7	—		—	8		114

Net income available to common stockholders	$424	$450	$381	$(26)		(6)%	$43		11%

After-tax notable Items	4	9	—	(5)		(56)	4		100

Underlying net income available to common stockholders*	$428	$459	$381	$(31)		(7)%	$47		12%

Average common shares outstanding
Basic (in millions)	460.7	467.3	487.5	(6.6)		(1)	(26.8)		(5)
Diluted (in millions)	462.5	469.1	489.3	(6.6)		(1)	(26.7)		(5)
Diluted earnings per share	$0.92	$0.96	$0.78	$(0.04)		(4)	$0.14		18

Underlying diluted earnings per share*	$0.93	$0.98	$0.78	$(0.05)		(5)%	$0.15		19%

Key performance metrics*
Net interest margin	3.23%	3.23%	3.19%	—	bps		4	bps
Net interest margin, FTE	3.25%	3.25%	3.21%	—			4
Effective income tax rate	22.4	16.5	22.5	597			(10)
Efficiency ratio	59	60	60	(69)			(143)
Underlying efficiency ratio*	59	57	60	197			(176)
Return on average common equity	8.6	9.2	7.8	(54)			79
Return on average tangible common equity	13.0	13.8	11.7	(85)			129
Underlying return on average tangible common equity*	13.1	14.1	11.7	(99)			141
Return on average total assets	1.11	1.17	1.04	(6)			7
Underlying return on average total tangible assets*	1.17%	1.24%	1.08%	(7	) bps		9	bps

Capital adequacy(1,2)
Common equity tier 1 capital ratio	10.5%	10.6%	11.2%
Total capital ratio	13.4	13.3	13.9
Tier 1 leverage ratio	10.0%	10.0%	10.0%

Asset quality(2)
Nonperforming loans and leases as a % of loans and leases	0.66%	0.68%	0.78%	(2	) bps		(12	) bps
Allowance for loan and lease losses as a % of loans and leases	1.06	1.06	1.12	—			(6)
Allowance for loan and lease losses as a % of nonperforming loans and leases	160	156	144	369			NM
Net charge-offs as a % of average loans and leases	0.31%	0.29%	0.26%	2	bps		5	bps

1)	Current reporting-period regulatory capital ratios are preliminary.
2)	Capital adequacy and asset-quality ratios calculated on a period-end basis, except net charge-offs.

Citizens Financial Group, Inc.

Notable items:

First quarter 2019 results reflect notable items related to integration costs primarily tied to the August 1, 2018 Franklin American Mortgage Company (“FAMC”) acquisition which have been excluded from reported results to better reflect Underlying operating results.* Cumulative after-tax integration costs related to FAMC were $21 million through the end of first quarter 2019. Total estimated after-tax FAMC integration costs are expected to be in the $30-$45 million range, with completion targeted by year-end 2019. Subsequent to the closing of the FAMC acquisition, Citizens revised its estimate of the related total goodwill and gross intangibles to $67 million which is $28 million lower than the initial estimate.

Additionally, fourth quarter 2018 reported results included the impact of a further benefit resulting from December 2017 Tax Legislation partially offset by other notable items, primarily associated with TOP and real estate efficiency initiatives.

First quarter 2018 results include no notable items.

Notable items*	1Q19			4Q18			3Q18			Cumulative after-tax integration costs
($s in millions, except per share data)	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS	Pre-tax	After-tax	EPS	FAMC	Other	Total
Integration costs
Noninterest income	$—	$—	$—	$(4)	$(3)	$(0.01)	$—	$—	$—	$(3)	—	$(3)
Salaries and employee benefits	(1)	(1)	—	(4)	(3)	(0.01)	(5)	(4)	(0.01)	(8)	—	(8)
Occupancy	—	—	—	(2)	(1)	—	—	—	—	(1)	—	(1)
Outside services	(4)	(3)	(0.01)	(5)	(4)	(0.01)	(1)	(1)	—	(6)	(2)	(8)
Other operating expense	—	—	—	(1)	(1)	—	(3)	(2)	(0.01)	(3)	—	(3)

Noninterest expense	$(5)	$(4)	$(0.01)	$(12)	$(9)	$(0.02)	$(9)	$(7)	$(0.02)	$(18)	(2)	$(20)

Total integration costs	$(5)	$(4)	$(0.01)	$(16)	$(12)	$(0.03)	$(9)	$(7)	$(0.02)	$(21)	$(2)	$(23)

Tax notable items	—	—	—	—	29	0.06	—	—	—
TOP efficiency & other actions notable items	—	—	—	(34)	3	0.01	—	—	—

Total notable items*	$(5)	$(4)	$(0.01)	$(50)	$(9)	$(0.02)	$(9)	$(7)	$(0.02)

Citizens Financial Group, Inc.

The following table provides information on Underlying results before the impact of notable items and Acquisitions.*

Underlying results/impact of Acquisitions:*	Quarterly Trends
($s in millions, except per share data)				1Q19 change from
	1Q19	4Q18	1Q18	4Q18		1Q18
Net interest income	$1,160	$1,172	$1,091	(1)%		6%
Underlying noninterest income*	428	426	371	—		15

Underlying total revenue*	$1,588	$1,598	$1,462	(1)%		9%
Noninterest expense	$937	$951	$883	(1)%		6%
Notable items	5	45	—	(89)		100

Underlying noninterest expense*	$932	$906	$883	3%		6%
Underlying pre-provision profit*	656	692	579	(5)		13
Provision for credit losses	85	85	78	—		9

Net income available to common stockholders	424	450	381	(6)		11
Underlying net income available to common stockholders*	428	459	381	(7)		12

Key performance metrics*

Diluted EPS	$0.92	$0.96	$0.78	(4)%		18%
Underlying EPS*	$0.93	$0.98	$0.78	(5)		19
Efficiency ratio	59%	60%	60%	(69	) bps	(143	) bps
Underlying efficiency ratio*	59	57	60	197		(176)

Operating leverage				1.1%		2.6%
Underlying operating leverage*				(3.5)		3.2
Underlying operating leverage before Acquisitions*				(3.3)%		5.0%

Citizens Financial Group, Inc.

Discussion of results:				1Q19 change from
Net interest income	1Q19	4Q18	1Q18	4Q18			1Q18
($s in millions)				$/bps		%	$/bps		%
Interest income:
Interest and fees on loans and leases and loans held for sale	$1,396	$1,362	$1,154	$34		2%	$242		21%
Investment securities	166	172	168	(6)		(3)	(2)		(1)
Interest-bearing deposits in banks	8	8	6	—		—	2		33

Total interest income	$1,570	$1,542	$1,328	$28		2%	$242		18%

Interest expense:
Deposits	$287	$245	$145	$42		17%	$142		98%
Federal funds purchased and securities sold under agreements to repurchase	2	2	1	—		—	1		100
Other short-term borrowed funds(1)	—	2	2	(2)		(100)	(2)		(100)
Long-term borrowed funds(1)	121	121	89	—		—	32		36

Total interest expense	$410	$370	$237	$40		11%	$173		73%

Net interest income	$1,160	$1,172	$1,091	$(12)		(1)%	$69		6%

Net interest margin, FTE	3.25%	3.25%	3.21%	—	bps		4	bps

1) Beginning in 1Q19, borrowed funds interest expense is based on original maturity and prior periods have been revised consistent with the current presentation.

Net interest income increased $69 million, or 6%, from first quarter 2018, driven by 6% average loan growth and a four basis point improvement in net interest margin. The improvement in net interest margin reflects higher interest-earning asset yields given higher short-term rates and continued mix shift towards higher-yielding assets, partially offset by an increase in funding costs and the impact of lower long-term rates on securities premium amortization.

Compared with fourth quarter 2018, net interest income of $1.2 billion decreased $12 million, or 1%, as the benefit of a 1.5% increase in loans and a stable net interest margin were more than offset by a $20 million decrease tied to day count. The relatively stable net interest margin reflects the benefit of higher loan yields tied to higher short-term rates, day count and balance sheet optimization initiatives, offset by an increase in funding costs as well as an increase in securities premium amortization given lower long-term rates.

Noninterest Income				1Q19 change from
($s in millions)	1Q19	4Q18	1Q18	4Q18		1Q18
				$	%	$	%
Service charges and fees	$123	$131	$124	$(8)	(6)%	$(1)	(1)%
Card fees	59	62	61	(3)	(5)	(2)	(3)
Capital markets fees	54	45	39	9	20	15	38
Trust and investment services fees	47	43	40	4	9	7	18
Mortgage banking fees	43	51	25	(8)	(16)	18	72
Letter of credit and loan fees	33	34	30	(1)	(3)	3	10
Foreign exchange and interest rate products	36	34	27	2	6	9	33
Securities gains, net	8	6	8	2	33	—	—
Other income(1)	25	15	17	10	67	8	47

Noninterest income	$428	$421	$371	$7	2%	$57	15%
Notable items*	$—	$(5)	$—	$5	100	$—	—

Underlying noninterest income*	$428	$426	$371	$2	—%	$57	15%

1)	Other income includes bank-owned life insurance and other income.

Citizens Financial Group, Inc.

Noninterest income of $428 million in first quarter 2019 increased $57 million, or 15%, from first quarter 2018. Underlying noninterest income before the impact of Acquisitions* of $402 million increased $31 million, or 8%, driven by record capital markets and record foreign exchange and interest rate products revenues, reflecting the benefit of investments to broaden and enhance our capabilities. Capital markets delivered strength in loan syndications, merger and acquisitions and advisory fees and bond underwriting fees. Results also reflect higher letter of credit and loan fees. Higher other income reflects asset dispositions tied to balance sheet optimization and efficiency initiatives, which, along with securities gains, offset an $11 million impact on mortgage servicing rights valuation largely given lower rates.

Compared with fourth quarter 2018, noninterest income increased $7 million, or 2%. On an Underlying basis before the impact of Acquisitions,* noninterest income increased $9 million, or 2%, reflecting strength in capital markets fees largely tied to an increase in bond underwriting activity, as well as higher other income, foreign exchange and interest rate products and mortgage banking fees. These increases were largely offset by a seasonal decline in service charges and fees and card fees, and a reduction in trust and investment services fees, tied to lower year-end valuation levels and investor sentiment.

Noninterest Expense				1Q19 change from
($s in millions)	1Q19	4Q18	1Q18	4Q18		1Q18
				$	%	$	%
Salaries and employee benefits	$509	$483	$470	$26	5%	$39	8%
Equipment and software expense	125	124	113	1	1	12	11
Outside services	110	135	99	(25)	(19)	11	11
Occupancy	83	92	81	(9)	(10)	2	2
Other operating expense	110	117	120	(7)	(6)	(10)	(8)

Noninterest expense	$937	$951	$883	$(14)	(1)%	$54	6%

Notable items*	$5	$45	$—	$(40)	(89)%	$5	100%

Underlying,* as applicable

Salaries and employee benefits	$508	$477	$470	$31	6%	$38	8%
Equipment and software expense	125	121	113	4	3	12	11
Outside services	106	116	99	(10)	(9)	7	7
Occupancy	83	76	81	7	9	2	2
Other operating expense	110	116	120	(6)	(5)	(10)	(8)

Underlying noninterest expense*	$932	$906	$883	$26	3%	$49	6%

First quarter 2019 noninterest expense of $937 million increased $54 million, or 6%, from first quarter 2018. Underlying noninterest expense before the impact of Acquisitions* of $899 million increased $16 million, or 2%, largely reflecting an increase in salaries and employee benefits which included the impact of annual merit increases, revenue driven incentives and strategic growth initiatives, as well as an increase in equipment and software expense which also included the impact of growth initiatives. These increases were partially offset by lower other operating expense, largely tied to a reduction in FDIC insurance.

Compared with fourth quarter 2018, noninterest expense was relatively stable as a reduction in notable items was substantially offset by seasonally higher salaries and employee benefits. Underlying noninterest expense before the impact of Acquisitions* of $899 million increased by $28 million, or 3%, driven by higher salary and employee benefits tied to seasonally higher payroll taxes, 401(k) matching and stock-based compensation costs. Results also reflect higher occupancy expense as well as higher equipment and software expense, including the impact of strategic growth initiatives. These results were partially offset by seasonally lower outside services expense and a reduction in other operating expense. Results reflect continued focus on expense discipline and the benefit of TOP efficiency initiatives.

Citizens Financial Group, Inc.

The first quarter 2019 effective tax rate of 22.4% compares to 22.5% for first quarter 2018 and 16.5% in the fourth quarter 2018, which included the impact of notable items tied to the true-up of the December 2017 Tax Legislation. On an Underlying basis,* the effective tax rate was 21.9% in fourth quarter 2018.

Consolidated balance sheet review(1)				1Q19 change from
($s in millions)	1Q19	4Q18	1Q18	4Q18			1Q18
				$/bps		%	$/bps		%
Total assets	$161,342	$160,518	$153,453	$824		1%	$7,889		5%
Total loans and leases	117,615	116,660	111,425	955		1	6,190		6
Total loans held for sale	1,252	1,320	800	(68)		(5)	452		57
Deposits	123,916	119,575	115,730	4,341		4	8,186		7
Average interest-earning assets	145,513	143,770	138,671	1,743		1	6,842		5
Stockholders’ equity	21,531	20,817	20,059	714		3	1,472		7
Stockholders’ common equity	20,399	19,977	19,812	422		2	587		3
Tangible common equity	$13,649	$13,389	$13,280	$260		2%	$369		3%
Loan-to-deposit ratio (period-end)(2)	94.9%	97.6%	96.3%	(264	) bps		(136	) bps
Loans to deposits ratio (avg balances)(2)	97.7	98.4	98.0	(71	) bps		(26	) bps
Common equity tier 1 capital ratio(3)	10.5	10.6	11.2
Total capital ratio(3)	13.4%	13.3%	13.9%

1)	Represents period end unless otherwise noted.
2)	Excludes loans held for sale.
3)	Current reporting period regulatory capital ratios are preliminary.

Total assets of $161.3 billion at March 31, 2019 increased $7.9 billion, or 5%, from March 31, 2018 driven by a $6.2 billion increase in loans and leases and a $1.5 billion increase tied to the FAMC acquisition, largely representing loans held for sale and a mortgage servicing rights portfolio in non-interest earning assets. Compared with December 31, 2018, total assets increased $824 million, or 1%, driven by an increase in loans and leases.

Interest-earning assets				1Q19 change from
($s in millions)	1Q19	4Q18	1Q18	4Q18		1Q18
Period-end interest-earning assets				$	%	$	%
Investments and interest-bearing deposits	$27,331	$28,216	$28,262	$(885)	(3)%	$(931)	(3)%
Commercial loans and leases	57,689	56,783	53,144	906	2	4,545	9
Retail loans	59,926	59,877	58,281	49	—	1,645	3
Total loans and leases	117,615	116,660	111,425	955	1	6,190	6
Loans held for sale, at fair value	1,186	1,219	478	(33)	(3)	708	148
Other loans held for sale	66	101	322	(35)	(35)	(256)	(80)
Total loans and leases and loans held for sale	118,867	117,980	112,225	887	1	6,642	6

Total period-end interest-earning assets	$146,198	$146,196	$140,487	$2	—%	$5,711	4%

Average interest-earning assets
Investments and interest-bearing deposits	$26,638	$26,553	$26,881	$85	—%	$(243)	(1)%
Commercial loans and leases	57,707	56,310	52,623	1,397	2	5,084	10
Retail loans	59,942	59,583	58,492	359	1	1,450	2
Total loans and leases	117,649	115,893	111,115	1,756	2	6,534	6
Loans held for sale, at fair value	1,035	1,245	420	(210)	(17)	615	146
Other loans held for sale	191	79	255	112	142	(64)	(25)
Total loans and leases and loans held for sale	118,875	117,217	111,790	1,658	1	7,085	6

Total average interest-earning assets	$145,513	$143,770	$138,671	$1,743	1%	$6,842	5%

Period-end interest earning assets of $146.2 billion increased $5.7 billion, or 4%, from March 31, 2018, driven by loan and lease growth of $6.2 billion, or 6%, with growth in commercial and retail which was partially offset by a reduction in the investment portfolio. Compared with December 31, 2018, period-end interest earning assets were relatively stable as a $955 million increase in loans and leases, driven by strength in commercial, was partially offset by an $885 million decrease in investments and interest-bearing deposits, largely reflecting lower cash positions. At the end of first quarter 2019, the average effective duration of the securities portfolio decreased to 3.8 years from 4.4 years at March 31, 2018 and December 31, 2018, given lower long-term rates that drove an increase in securities prepayment speeds.

Citizens Financial Group, Inc.

Average interest-earning assets of $145.5 billion in first quarter 2019 increased $6.8 billion, or 5%, from first quarter 2018, driven by a $6.5 billion, or 6% increase in loans and leases. Commercial loans and leases increased $5.1 billion, or 10%, while retail loans increased $1.5 billion, or 2%, and loans held for sale increased $551 million, reflecting the impact of the FAMC acquisition. Results also reflect a $243 million decrease in investments and interest-bearing deposits, largely reflecting the impact of lower long-term rates on the securities portfolio. Commercial loan results reflect strength in commercial loans, reflecting the benefit of geographic expansion strategies and growth in industry verticals, and commercial real estate, partially offset by planned reductions in commercial leases. Retail loan growth was driven by mortgage, unsecured and education, partially offset by a planned reduction in auto and lower home equity. Before the impact of FAMC,* average loan growth was 6%.

Compared with fourth quarter 2018, average interest-earning assets increased $1.7 billion, or 1.2%, driven by loan and lease growth of $1.8 billion, or 1.5%, with growth in commercial and retail. Commercial loan growth largely reflects strength in commercial loans and commercial real estate, partially offset by planned reductions in commercial leases. Retail loan growth reflects strength in residential mortgage, education and unsecured, partially offset by a planned reduction in auto and lower home equity.

Deposits				1Q19 change from
($s in millions)	1Q19	4Q18	1Q18	4Q18		1Q18
Period-end deposits				$	%	$	%
Demand deposits	$28,383	$29,458	$28,437	$(1,075)	(4)%	$(54)	—%
Checking with interest	23,482	23,067	21,767	415	2	1,715	8
Savings	13,239	12,007	9,896	1,232	10	3,343	34
Money market accounts	35,972	35,701	38,880	271	1	(2,908)	(7)
Term deposits	22,840	19,342	16,750	3,498	18	6,090	36

Total period-end deposits	$123,916	$119,575	$115,730	$4,341	4%	$8,186	7%

Average deposits
Demand deposits	$28,465	$29,824	$28,544	$(1,359)	(5)%	$(79)	—%
Checking with interest	22,987	21,792	21,665	1,195	5	1,322	6
Savings	12,626	11,220	9,627	1,406	13	2,999	31
Money market accounts	35,209	35,929	37,084	(720)	(2)	(1,875)	(5)
Term deposits	21,127	19,000	16,503	2,127	11	4,624	28

Total average deposits	$120,414	$117,765	$113,423	$2,649	2%	$6,991	6%

Total period-end deposits of $123.9 billion at March 31, 2019 increased $8.2 billion, or 7%, from March 31, 2018, driven by growth in term deposits, savings, and checking with interest, partially offset by a decrease in money market accounts. Demand deposits were relatively stable, including $590 million tied to the FAMC acquisition.

Compared with December 31, 2018, period-end total deposits increased $4.3 billion, or 4%, reflecting an increase in term deposits, savings, checking with interest and money market accounts, partially offset by a decrease in commercial demand deposits. Citizens Access® deposits were $4.6 billion at the end of first quarter 2019, up from $3.0 billion at December 31, 2018.

First quarter 2019 average deposits of $120.4 billion increased $7.0 billion, or 6%, from first quarter 2018, reflecting growth in term, savings and checking with interest as well as relatively stable demand deposits. These results were partially offset by a decline in money market accounts.

Compared with fourth quarter 2018, average deposits increased $2.6 billion, or 2%, reflecting growth in term deposits, savings and checking with interest, partially offset by a reduction in demand deposits and money market accounts.

Citizens Financial Group, Inc.

Borrowed Funds				1Q19 change from
($s in millions)	1Q19	4Q18	1Q18	4Q18		1Q18
Period-end borrowed funds				$	%	$	%
Federal funds purchased and securities sold under agreements to repurchase	$668	$1,156	$315	$(488)	(42)%	$353	112%
Other short-term borrowed funds(1)	11	161	10	(150)	(93)	1	10
Long-term borrowed funds(1)
FHLB advances	2,508	7,508	5,511	(5,000)	(67)	(3,003)	(54)
Senior debt	7,558	6,769	7,474	789	12	84	1
Subordinated debt and other debt	1,660	1,648	1,985	12	1	(325)	(16)

Total borrowed funds	$12,404	$17,242	$15,295	$(4,838)	(28)%	$(2,891)	(19)

Average borrowed funds
Federal funds purchased and securities sold under agreements to repurchase	$640	$821	$645	$(181)	(22)%	$(5)	(1)%
Other short-term borrowed funds(1)	58	341	588	(283)	(83)	(530)	(90)
Long-term borrowed funds(1)
FHLB advances	5,694	6,684	5,694	(990)	(15)	—	—
Senior debt	7,391	7,241	6,763	150	2	628	9
Subordinated debt and other debt	1,651	1,648	1,985	3	—	(334)	(20)

Total average borrowed funds	$15,434	$16,735	$15,675	$(1,301)	(8)%	$(241)	(2)%

1) Beginning in 1Q19, borrowed funds balances are based on original maturity and prior periods have been revised consistent with the current presentation.

Total borrowed funds of $12.4 billion at March 31, 2019 decreased $2.9 billion, or 19%, from March 31, 2018, driven by a $3.0 billion decrease in long-term FHLB advances, primarily reflecting improved funding mix from deposit growth, as well as a $325 million decrease in subordinated debt and other debt reflecting redemptions. Senior debt remained relatively stable as $1.5 billion of maturities were offset by issuances.

Compared with December 31, 2018, total borrowed funds decreased $4.8 billion, reflecting a $5.0 billion decrease in long-term FHLB advances and a $488 million reduction in fed funds purchased and repurchase agreements, given improved funding mix, partially offset by a net $789 million increase in senior debt.

Average borrowed funds of $15.4 billion decreased $241 million, or 2%, from first quarter 2018 and decreased $1.3 billion, or 8%, from fourth quarter 2018, driven by a $990 million decrease in FHLB advances.

Capital				1Q19 change from
($s and shares in millions except per share data)	1Q19	4Q18	1Q18	4Q18		1Q18
Period-end capital				$	%	$	%
Stockholders’ equity	$21,531	$20,817	$20,059	$714	3%	$1,472	7%
Stockholders’ common equity	20,399	19,977	19,812	422	2	587	3
Tangible common equity	13,649	13,389	13,280	260	2	369	3
Tangible book value per common share	$29.60	$28.73	$27.24	$0.87	3	$2.36	9
Common shares - at end of period	461.1	466.0	487.6	(4.9)	(1)	(26.4)	(5)
Common shares - average (diluted)	462.5	469.1	489.3	(6.6)	(1)%	(26.7)	(5)%
Common equity tier 1 capital ratio(1)	10.5%	10.6%	11.2%
Total capital ratio(1)	13.4	13.3	13.9
Tier 1 leverage ratio(1)	10.0%	10.0%	10.0%

1)	Current reporting-period regulatory capital ratios are preliminary.

At March 31, 2019, our Basel III capital ratios remained well in excess of applicable regulatory requirements with a CET1 capital ratio of 10.5% compared with 10.6% at December 31, 2018 and 11.2% at March 31, 2018, and a total capital ratio of 13.4% compared with total capital ratios of 13.3% as of December 31, 2018 and 13.9% as of March 31, 2018. Our capital ratios continue to reflect progress towards our objective of aligning our capital profile with that of peer regional banks, while maintaining a strong capital base to continue to drive future performance.

Citizens Financial Group, Inc.

Tangible book value per common share of $29.60 increased 3% from fourth quarter 2018 and 9% from first quarter 2018.

During the first quarter 2019, the company repurchased 5.8 million shares of common stock at a weighted-average price of $34.34, and including common dividends, returned $349 million to shareholders. These results compare with $427 million returned to common shareholders in fourth quarter 2018 and $283 million in first quarter 2018.

Credit quality review				1Q19 change from
($s in millions)	1Q19	4Q18	1Q18	4Q18			1Q18
				$/bps		%	$/bps		%
Nonperforming loans and leases	$780	$797	$868	$(17)		(2)%	$(88)		(10)%
Net charge-offs	89	85	70	4		5	19		27
Provision for credit losses	85	85	78	—		—	7		9
Allowance for loan and lease losses	$1,245	$1,242	$1,246	$3		—%	$(1)		—%
Nonperforming loans and leases as a % of loans and leases	0.66%	0.68%	0.78%	(2	) bps		(12	) bps
Net charge-offs as % of total loans and leases	0.31	0.29	0.26	2			5
Allowance for loan and lease losses as a % of loans and leases	1.06	1.06	1.12	—			(6)
Allowance for loan and lease losses as a % of nonperforming loans and leases	159.7%	156.0%	143.6%	369	bps		NM

Overall credit quality remains strong, reflecting growth in high quality retail loans and a broadly stable risk profile in commercial portfolios. Nonperforming loans and leases of $780 million decreased $17 million, or 2%, from December 31, 2018, reflecting a decrease in retail driven by improvement in home equity and seasonality in auto, partially offset by a modest increase in commercial from unusually low fourth quarter levels.

Compared to March 31, 2018, nonperforming loans and leases decreased $88 million, or 10%, reflecting a $62 million decrease in commercial, given a reduction in nonperforming commodities-related credits, and a $26 million decrease in retail, largely in home equity. The nonperforming loans and leases to loans and leases ratio of 0.66% at March 31, 2019 improved two basis points from 0.68% at December 31, 2018 and improved 12 basis points from 0.78% at March 31, 2018.

Net charge-offs of $89 million increased $4 million from fourth quarter 2018, reflecting a $16 million increase in commercial, including the impact of a commercial real estate credit, from relatively low fourth quarter levels that included higher recoveries. These results were partially offset by a $12 million decrease in retail largely driven by the real estate-secured portfolios.

Compared with first quarter 2018, net charge-offs increased $19 million, reflecting a $27 million increase in commercial net charge-offs tied to a commercial real estate credit and a reduction in recoveries, partially offset by a modest decrease in retail as improvement in the real estate-secured portfolios and auto was partially offset by the impact of expected seasoning in unsecured portfolios. First quarter 2019 net charge-offs of 31 basis points of average loans and leases compares with 29 basis points in fourth quarter 2018 and 26 basis points in first quarter 2018.

Allowance for loan and lease losses of $1.2 billion is stable compared with fourth quarter 2018 and first quarter 2018 levels, reflecting strong overall credit quality that helped offset reserves to fund loan growth.

The ratio of the allowance for loan and lease losses to loans and leases was 1.06% as of March 31, 2019, which was stable compared with 1.06% as of December 31, 2018 and down modestly from 1.12% as of March 31, 2018. The allowance for loan and lease losses to nonperforming loans and leases ratio of 160% as of March 31, 2019 compares to 156% as of December 31, 2018, and 144% as of March 31, 2018, reflecting the decrease in nonperforming loans.

Citizens Financial Group, Inc.

Corresponding Financial Tables and Information

Investors are encouraged to review the foregoing summary and discussion of Citizens’ earnings and financial condition in conjunction with the detailed financial tables and other information available on the Investor Relations portion of the company’s website at .www.citizensbank.com/about-us.

Media:     Peter Lucht - 781.655.2289

Investors: Ellen A. Taylor - 203.900.6854

Conference Call

CFG management will host a live conference call today with details as follows:

Time:        9:00 am ET

Dial-in:    (800) 230-1085, conference ID 461320

Webcast/Presentation: The live webcast will be available at http://investor.citizensbank.com under Events & Presentations.

Replay Information: A replay of the conference call will be available beginning at 11:00 am ET on April 18 through May 18, 2019. Please dial (800) 475-6701 and enter access code 461320. The webcast replay will be available at http://investor.citizensbank.com under Events & Presentations.

About Citizens Financial Group, Inc.

Citizens Financial Group, Inc. is one of the nation’s oldest and largest financial institutions, with $161.3 billion in assets as of March 31, 2019. Headquartered in Providence, Rhode Island, Citizens offers a broad range of retail and commercial banking products and services to individuals, small businesses, middle-market companies, large corporations and institutions. Citizens helps its customers reach their potential by listening to them and by understanding their needs in order to offer tailored advice, ideas and solutions. In Consumer Banking, Citizens provides an integrated experience that includes mobile and online banking, a 24/7 customer contact center and the convenience of approximately 2,900 ATMs and approximately 1,100 branches in 11 states in the New England, Mid-Atlantic and Midwest regions. Consumer Banking products and services include a full range of banking, lending, savings, wealth management and small business offerings. In Commercial Banking, Citizens offers corporate, institutional and not-for-profit clients a full range of wholesale banking products and services, including lending and deposits, capital markets, treasury services, foreign exchange and interest rate products, and asset finance. More information is available at www.citizensbank.com or visit us on Twitter, LinkedIn or Facebook.

Citizens Financial Group, Inc.

Key Performance Metrics and Non-GAAP Financial Measures and Reconciliations

(in millions, except share, per-share and ratio data)

Key Performance Metrics:

Our Management uses certain key performance metrics (KPMs) to gauge our progress against strategic and operational goals, as well as to compare our performance against peers. The KPMs are referred to in our Registration Statements on Form S-1 and our external financial reports filed with the Securities and Exchange Commission. The KPMs include:

•	Return on average tangible common equity (ROTCE);

•	Return on average total tangible assets (ROTA);

•	Efficiency ratio;

•	Operating leverage; and

•	Common equity tier 1 capital ratio.

Established targets for the KPMs are based on Management-reporting results which are currently referred to by the Company as “Underlying” results. In historical periods, these results may have been referred to as “Adjusted” or “Adjusted/Underlying” results. We believe that Underlying results, which exclude notable items, provide the best representation of our underlying financial progress toward the KPMs as the results exclude items that our Management does not consider indicative of our on-going financial performance. We have consistently shown investors our KPMs on a Management-reporting basis since our initial public offering in September of 2014. KPMs that reflect Underlying results are considered non-GAAP financial measures.

Non-GAAP Financial Measures:

This document contains non-GAAP financial measures denoted as Underlying results. In historical periods, these results may have been referred to as Adjusted or Adjusted/Underlying results. Underlying results for any given reporting period exclude certain items that may occur in that period which Management does not consider indicative of the Company’s on-going financial performance. We believe these non-GAAP financial measures provide useful information to investors because they are used by our Management to evaluate our operating performance and make day-to-day operating decisions. In addition, we believe our Underlying results in any given reporting period reflect our on-going financial performance in that period and, accordingly, are useful to consider in addition to our GAAP financial results. We further believe the presentation of Underlying results increases comparability of period-to-period results. The following tables present reconciliations of our non-GAAP measures to the most directly comparable GAAP financial measures.

Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Accordingly, our non-GAAP financial measures may not be comparable to similar measures used by such companies. We caution investors not to place undue reliance on such non-GAAP financial measures, but to consider them with the most directly comparable GAAP measures. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for our results reported under GAAP.

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
					1Q19 Change
		1Q19	4Q18	1Q18	4Q18		1Q18
					$	%	$	%
Noninterest income, Underlying:
Noninterest income (GAAP)		$428	$421	$371	$7	2%	$57	15%
Less: Notable items		—	(5)	—	5	100	—	—

Noninterest income, Underlying (non-GAAP)		$428	$426	$371	$2	—%	$57	15%

Total revenue, Underlying:
Total revenue (GAAP)	A	$1,588	$1,593	$1,462	($5)	—%	$126	9%
Less: Notable items		—	(5)	—	5	100	—	—

Total revenue, Underlying (non-GAAP)	B	$1,588	$1,598	$1,462	($10)	(1%)	$126	9%

Noninterest expense, Underlying:
Noninterest expense (GAAP)	C	$937	$951	$883	($14)	(1%)	$54	6%
Less: Notable items		5	45	—	(40)	(89)	5	100

Noninterest expense, Underlying (non-GAAP)	D	$932	$906	$883	$26	3%	$49	6%

Pre-provision profit:
Total revenue (GAAP)	A	$1,588	$1,593	$1,462	($5)	—%	$126	9%
Less: Noninterest expense (GAAP)	C	937	951	883	(14)	(1)	54	6

Pre-provision profit (GAAP)		$651	$642	$579	$9	1%	$72	12%

Pre-provision profit, Underlying:
Total revenue, Underlying (non-GAAP)	B	$1,588	$1,598	$1,462	($10)	(1%)	$126	9%
Less: Noninterest expense, Underlying (non-GAAP)	D	932	906	883	26	3	49	6

Pre-provision profit, Underlying (non-GAAP)		$656	$692	$579	($36)	(5%)	$77	13%

Income before income tax expense, Underlying:
Income before income tax expense (GAAP)	E	$566	$557	$501	$9	2%	$65	13%
Less: Income (expense) before income tax expense (benefit) related to notable items		(5)	(50)	—	45	90	(5)	(100)

Income before income tax expense, Underlying (non-GAAP)	F	$571	$607	$501	($36)	(6%)	$70	14%

Income tax expense, Underlying:
Income tax expense (benefit) (GAAP)	G	$127	$92	$113	$35	38%	$14	12%
Less: Income tax expense (benefit) related to notable items		(1)	(41)	—	40	98	(1)	(100)

Income tax expense, Underlying (non-GAAP)	H	$128	$133	$113	($5)	(4%)	$15	13%

Net income, Underlying:
Net income (GAAP)	I	$439	$465	$388	($26)	(6%)	$51	13%
Add: Notable items, net of income tax expense (benefit)		4	9	—	(5)	(56)	4	100

Net income, Underlying (non-GAAP)	J	$443	$474	$388	($31)	(7%)	$55	14%

Net income available to common stockholders, Underlying:
Net income available to common stockholders (GAAP)	K	$424	$450	$381	($26)	(6%)	$43	11%
Add: Notable items, net of income tax expense (benefit)		4	9	—	(5)	(56)	4	100

Net income available to common stockholders, Underlying (non-GAAP)	L	$428	$459	$381	($31)	(7%)	$47	12%

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations (continued)

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
					1Q19 Change
		1Q19	4Q18	1Q18	4Q18			1Q18
					$/bps		%	$/bps		%
Operating leverage:
Total revenue (GAAP)	A	$1,588	$1,593	$1,462	($5)		(0.27%)	$126		8.71%
Less: Noninterest expense (GAAP)	C	937	951	883	(14)		(1.42)	54		6.14

Operating leverage							1.15%			2.57%

Operating leverage, Underlying:
Total revenue, Underlying (non-GAAP)	B	$1,588	$1,598	$1,462	($10)		(0.58%)	$126		8.72%
Less: Noninterest expense, Underlying (non-GAAP)	D	932	906	883	26		2.87	49		5.54

Operating leverage, Underlying (non-GAAP)							(3.45%)			3.18%

Efficiency ratio and efficiency ratio, Underlying:
Efficiency ratio	C/A	59.00%	59.69%	60.43%	(69	) bps		(143	) bps
Efficiency ratio, Underlying (non-GAAP)	D/B	58.67	56.70	60.43	197	bps		(176	) bps
Effective income tax rate and effective income tax rate, Underlying:
Effective income tax rate	G/E	22.42%	16.45%	22.52%	597	bps		(10	) bps
Effective income tax rate, Underlying (non-GAAP)	H/F	22.44	21.91	22.52	53	bps		(8	) bps
Return on average common equity and return on average common equity, Underlying:
Average common equity (GAAP)	M	$19,942	$19,521	$19,732	$421		2%	$210		1%
Return on average common equity	K/M	8.62%	9.16%	7.83%	(54	) bps		79	bps
Return on average common equity, Underlying (non-GAAP)	L/M	8.71	9.33	7.83	(62	) bps		88	bps
Return on average tangible common equity and return on average tangible common equity, Underlying:
Average common equity (GAAP)	M	$19,942	$19,521	$19,732	$421		2%	$210		1%
Less: Average goodwill (GAAP)		7,018	6,946	6,887	72		1	131		2
Less: Average other intangibles (GAAP)		59	32	2	27		84	57		NM
Add: Average deferred tax liabilities related to goodwill (GAAP)		368	364	355	4		1	13		4

Average tangible common equity	N	$13,233	$12,907	$13,198	$326		3%	$35		—%

Return on average tangible common equity	K/N	13.00%	13.85%	11.71%	(85	) bps		129	bps
Return on average tangible common equity, Underlying (non-GAAP)	L/N	13.12	14.11	11.71	(99	) bps		141	bps
Return on average total assets and return on average total assets, Underlying:
Average total assets (GAAP)	O	$160,415	$157,732	$151,523	$2,683		2%	$8,892		6%
Return on average total assets	I/O	1.11%	1.17%	1.04%	(6	) bps		7	bps
Return on average total assets, Underlying (non-GAAP)	J/O	1.12	1.19	1.04	(7	) bps		8	bps
Return on average total tangible assets and return on average total tangible assets, Underlying:
Average total assets (GAAP)	O	$160,415	$157,732	$151,523	$2,683		2%	$8,892		6%
Less: Average goodwill (GAAP)		7,018	6,946	6,887	72		1	131		2
Less: Average other intangibles (GAAP)		59	32	2	27		84	57		NM
Add: Average deferred tax liabilities related to goodwill (GAAP)		368	364	355	4		1	13		4

Average tangible assets	P	$153,706	$151,118	$144,989	$2,588		2%	$8,717		6%

Return on average total tangible assets	I/P	1.16%	1.22%	1.08%	(6	) bps		8	bps
Return on average total tangible assets, Underlying (non-GAAP)	J/P	1.17	1.24	1.08	(7	) bps		9	bps

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations (continued)

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
					1Q19 Change
		1Q19	4Q18	1Q18	4Q18		1Q18
					$/bps	%	$/bps	%
Tangible book value per common share:
Common shares - at period-end (GAAP)	Q	461,116,723	466,007,984	487,551,444	(4,891,261)	(1%)	(26,434,721)	(5%)
Common stockholders’ equity (GAAP)		$20,399	$19,977	$19,812	$422	2	$587	3
Less: Goodwill (GAAP)		7,040	6,923	6,887	117	2	153	2
Less: Other intangible assets (GAAP)		80	31	2	49	158	78	NM
Add: Deferred tax liabilities related to goodwill (GAAP)		370	366	357	4	1	13	4

Tangible common equity	R	$13,649	$13,389	$13,280	$260	2%	$369	3%

Tangible book value per common share	R/Q	$29.60	$28.73	$27.24	$0.87	3%	$2.36	9%
Net income per average common share - basic and diluted and net income per average common share - basic and diluted, Underlying:
Average common shares outstanding - basic (GAAP)	S	460,713,172	467,338,825	487,500,618	(6,625,653)	(1%)	(26,787,446)	(5%)
Average common shares outstanding - diluted (GAAP)	T	462,520,680	469,103,134	489,266,826	(6,582,454)	(1)	(26,746,146)	(5)
Net income per average common share - basic (GAAP)	K/S	$0.92	$0.96	$0.78	($0.04)	(4)	$0.14	18
Net income per average common share - diluted (GAAP)	K/T	0.92	0.96	0.78	(0.04)	(4)	0.14	18
Net income per average common share - basic, Underlying (non-GAAP)	L/S	0.93	0.98	0.78	(0.05)	(5)	0.15	19
Net income per average common share - diluted, Underlying (non-GAAP)	L/T	0.93	0.98	0.78	(0.05)	(5)	0.15	19
Mortgage banking fees, Underlying:
Mortgage banking fees (GAAP)		$43	$51	$25	($8)	(16%)	$18	72%
Less: Notable items		—	(4)	—	4	100	—	—

Mortgage banking fees, Underlying (non-GAAP)		$43	$55	$25	($12)	(22%)	$18	72%

Other income, Underlying:
Other income (GAAP)		$25	$15	$17	$10	67%	$8	47%
Less: Notable items		—	(1)	—	1	100	—	—

Other income, Underlying (non-GAAP)		$25	$16	$17	$9	56%	$8	47%

Salaries and employee benefits, Underlying:
Salaries and employee benefits (GAAP)		$509	$483	$470	$26	5%	$39	8%
Less: Notable items		1	6	—	(5)	(83)	1	100

Salaries and employee benefits, Underlying (non-GAAP)		$508	$477	$470	$31	6%	$38	8%

Equipment and software expense, Underlying[1]:
Equipment and software expense[1] (GAAP)		$125	$124	$113	$1	1%	$12	11%
Less: Notable items		—	3	—	(3)	(100)	—	—

Equipment and software expense, Underlying[1] (non-GAAP)		$125	$121	$113	$4	3%	$12	11%

Outside services, Underlying:
Outside services (GAAP)		$110	$135	$99	($25)	(19%)	$11	11%
Less: Notable items		4	19	—	(15)	(79)	4	100

Outside services, Underlying (non-GAAP)		$106	$116	$99	($10)	(9%)	$7	7%

Occupancy, Underlying:
Occupancy (GAAP)		$83	$92	$81	($9)	(10%)	$2	2%
Less: Notable items		—	16	—	(16)	(100)	—	—

Occupancy, Underlying (non-GAAP)		$83	$76	$81	$7	9%	$2	2%

Other operating expense, Underlying:
Other operating expense (GAAP)		$110	$117	$120	($7)	(6%)	($10)	(8%)
Less: Notable items		—	1	—	(1)	(100)	—	—

Other operating expense, Underlying (non-GAAP)		$110	$116	$120	($6)	(5%)	($10)	(8%)

[1]

Beginning in the first quarter of 2019, we combined our presentation of equipment expense and amortization of software into equipment and software expense. Prior periods have been adjusted to conform with the current period presentation.

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations - Underlying excluding Acquisitions

(in millions, except share, per-share and ratio data)

		QUARTERLY TRENDS
					1Q19 Change
		1Q19	4Q18	1Q18	4Q18			1Q18
					$/bps		%	$/bps	%
Net interest income, Underlying excluding Acquisitions:
Net interest income (GAAP)		$1,160	$1,172	$1,091	($12)		(1%)	$69	6%
Less: Acquisitions Impact		2	3	—	(1)		(33)	2	100

Net interest income, Underlying excluding Acquisitions (non-GAAP)		$1,158	$1,169	$1,091	($11)		(1%)	$67	6%

Noninterest income, Underlying excluding Acquisitions:
Noninterest income (GAAP)		$428	$421	$371	$7		2%	$57	15%
Less: Notable items		—	(5)	—	5		100	—	—
Less: Acquisitions impact		26	33	—	(7)		(21)	26	100

Noninterest income, Underlying excluding Acquisitions (non-GAAP)		$402	$393	$371	$9		2%	$31	8%

Total revenue, Underlying excluding Acquisitions:
Total revenue (GAAP)	A	$1,588	$1,593	$1,462	($5)		—%	$126	9%
Less: Notable items		—	(5)	—	5		100	—	—
Less: Acquisitions impact		28	36	—	(8)		(22)	28	100

Total revenue, Underlying excluding Acquisitions (non-GAAP)	B	$1,560	$1,562	$1,462	($2)		—%	$98	7%

Noninterest expense, Underlying excluding Acquisitions:
Noninterest expense (GAAP)	C	$937	$951	$883	($14)		(1%)	$54	6%
Less: Notable items		5	45	—	(40)		(89)	5	100
Less: Acquisitions impact		33	35	—	(2)		(6)	33	100

Noninterest expense, Underlying excluding Acquisitions (non-GAAP)	D	$899	$871	$883	$28		3%	$16	2%

Operating leverage:
Total revenue (GAAP)	A	$1,588	$1,593	$1,462	($5)		(0.27%)	$126	8.71%
Less: Noninterest expense (GAAP)	C	937	951	883	(14)		(1.42)	54	6.14

Operating leverage							1.15%		2.57%

Operating leverage, Underlying excluding Acquisitions:
Total revenue, Underlying excluding Acquisitions (non-GAAP)	B	$1,560	$1,562	$1,462	($2)		(0.11%)	$98	6.77%
Less: Noninterest expense, Underlying excluding Acquisitions (non-GAAP)	D	899	871	883	28		3.19	16	1.80

Operating leverage, Underlying excluding Acquisitions (non-GAAP)							(3.30%)		4.97%

Efficiency ratio and efficiency ratio, Underlying excluding Acquisitions:
Efficiency ratio	C/A	59.00%	59.69%	60.43%	(69	) bps		(143)	bps
Efficiency ratio, Underlying excluding Acquisitions (non-GAAP)	D/B	57.62	57.77	60.43	(15	) bps		(281)	bps

Citizens Financial Group, Inc.

Key performance metrics, non-GAAP financial measures and reconciliations - Underlying excluding Acquisitions (continued)

(in millions, except share, per-share and ratio data)

	QUARTERLY TRENDS
				1Q19 Change
	1Q19	4Q18	1Q18	4Q18		1Q18
				$/bps	%	$/bps	%
Mortgage banking fees, Underlying excluding Acquisitions:
Mortgage banking fees (GAAP)	$43	$51	$25	($8)	(16%)	$18	72%
Less: Notable items	—	(4)	—	4	100	—	—
Less: Acquisitions impact	19	33	—	(14)	(42)	19	100

Mortgage banking fees, Underlying excluding Acquisitions (non-GAAP)	$24	$22	$25	$2	9%	($1)	(4%)

Salaries and employee benefits, Underlying excluding Acquisitions:
Salaries and employee benefits (GAAP)	$509	$483	$470	$26	5%	$39	8%
Less: Notable items	1	6	—	(5)	(83)	1	100
Less: Acquisitions impact	19	20	—	(1)	(5)	19	100

Salaries and employee benefits, Underlying excluding Acquisitions (non-GAAP)	$489	$457	$470	$32	7%	$19	4%

Total average loans and leases, Underlying excluding Acquisitions:
Total average loans and leases (GAAP)	$117,649	$115,893	$111,115	$1,756	2%	$6,534	6%
Less: Acquisitions impact	122	106	—	16	15	122	100

Total average loans and leases, Underlying excluding Acquisitions (non-GAAP)	$117,527	$115,787	$111,115	$1,740	2%	$6,412	6%

Total Consumer average demand deposits, Underlying excluding Acquisitions:
Total Consumer average demand deposits (GAAP)	$17,326	$17,724	$16,262	($398)	(2%)	$1,064	7%
Less: Acquisition impact	571	675	—	(104)	(15)	571	100

Total Consumer average demand deposits, Underlying excluding Acquisitions (non-GAAP)	$16,755	$17,049	$16,262	($294)	(2%)	$493	3%

[1]

Beginning in the first quarter of 2019, we combined our presentation of equipment expense and amortization of software into equipment and software expense. Prior periods have been adjusted to conform with the current period presentation.

Citizens Financial Group, Inc.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding potential future share repurchases and future dividends are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “goals,” “targets,” “initiatives,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.”

Forward-looking statements are based upon the current beliefs and expectations of management, and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:

•

Negative economic and political conditions that adversely affect the general economy, housing prices, the job market, consumer confidence and spending habits which may affect, among other things, the level of nonperforming assets, charge-offs and provision expense;

•	The rate of growth in the economy and employment levels, as well as general business and economic conditions, and changes in the competitive environment;

•	Our ability to implement our business strategy, including the cost savings and efficiency components, and achieve our financial performance goals;

•	Our ability to meet heightened supervisory requirements and expectations;

•	Liabilities and business restrictions resulting from litigation and regulatory investigations;

•

Our capital and liquidity requirements (including under regulatory capital standards, such as the U.S. Basel III capital rules) and our ability to generate capital internally or raise capital on favorable terms;

•	The effect of changes in interest rates on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgages held for sale;

Citizens Financial Group, Inc.

•

Changes in interest rates and market liquidity, as well as the magnitude of such changes, which may reduce interest margins, impact funding sources and affect the ability to originate and distribute financial products in the primary and secondary markets;

•	The effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;

•

Financial services reform and other current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including the Dodd-Frank Act and other legislation and regulation relating to bank products and services;

•	A failure in or breach of our operational or security systems or infrastructure, or those of our third party vendors or other service providers, including as a result of cyber-attacks; and

•	Management’s ability to identify and manage these and other risks.

In addition to the above factors, we also caution that the actual amounts and timing of any future common stock dividends or share repurchases will be subject to various factors, including our capital position, financial performance, capital impacts of strategic initiatives, market conditions, and regulatory and accounting considerations, as well as any other factors that our Board of Directors deems relevant in making such a determination. Therefore, there can be no assurance that we will repurchase shares or pay any dividends to holders of our common stock, or as to the amount of any such repurchases or dividends.

More information about factors that could cause actual results to differ materially from those described in the forward-looking statements can be found under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018.

Note: Per share amounts and ratios presented in this document are calculated using whole dollars.

CFG-IR